Exhibit 99.1

Contact:	Adam C. Derbyshire	G. Michael Freeman
	Executive Vice President	Associate Vice President, Investor Relations
	and Chief Financial Officer	and Corporate Communications
	919-862-1000	919-862-1000

SALIX PHARMACEUTICALS REPORTS

1Q2013 RESULTS

1Q Results Meet and/or Exceed Management Guidance

18% Increase in Year-over-Year 1Q Product Revenue

26% Increase in Year-over-Year 1Q XIFAXAN® 550 mg Prescriptions

11% Increase in Year-over-Year 1Q APRISO® Prescriptions

52% Increase in Year-over-Year 1Q RELISTOR® Prescriptions

Salix Sales Force Ranked #1 by Gastroenterologists

in Independent Study Conducted by IMS

RALEIGH, NC, May 9, 2013—Salix Pharmaceuticals, Ltd. (NASDAQ:SLXP) today announced financial and operating results for the first quarter ended March 31, 2013 and other business updates.

Total product revenue was $202.6 million for the first quarter of 2013, an 18% increase compared to $171.1 million for the first quarter of 2012. XIFAXAN® revenue for the first quarter of 2013 was $153.3 million, a 36% increase compared to $112.9 million for the first quarter of 2012.

Total cost of products sold was $33.1 million for the first quarter of 2013, compared to $34.2 million for the first quarter of 2012. Gross margin on total product revenue was 83.7% for the first quarter of 2013 compared to 80.0% for the first quarter of 2012. Research and development expenses were $30.3 million for the first quarter of 2013, compared to $26.7 million for the first quarter of 2012. Selling, general and administrative expenses were $76.3 million for the first quarter of 2013 compared to $60.4 million for the first quarter of 2012. The increase in selling, general and administrative expenses for the first quarter of 2013 compared to the first quarter of 2012 is due primarily to increased personnel costs, increased marketing expenses related to FULYZAQ, SOLESTA and DEFLUX and increased legal expenses. The $2.5 million change in acquisition-related contingent consideration during the three-month period ended March 31, 2013 was a result of the reduction of the discount period due to the passage of time. The Company reported GAAP net income of $22.4 million, or $0.35 per share, fully diluted, for the first quarter of 2013.

For the three-month period ended March 31, 2013, earnings before interest, taxes, depreciation, stock-based compensation expense and amortization, excluding the noncash change in acquisition-related contingent consideration and noncash loss on extinguishment of debt (EBITDA) was $69.7 million, and adjusted non-GAAP net income was $40.1 million, or $0.63 per share, fully diluted. Adjusted non-GAAP net income is comprised of EBITDA, adjusted for cash interest expense and interest income and a provision for income taxes based on adjusted non-GAAP income before tax. For the three-month period ended March 31, 2013, adjusted non-GAAP net income with income taxes provided on a cash basis was $46.0 million, or $0.73 per share, fully diluted. We believe these non-GAAP measures might provide investors additional relevant information, in part for purposes of historical comparison. In addition, we use these non-GAAP measures to analyze our performance in more detail and with better historical comparability; however, you should be aware that non-GAAP measures are not superior to, nor a substitute for, the comparable GAAP measures, and these non-GAAP measures might not be comparable to similarly named measures disclosed by other companies. The following table reconciles actual results and future guidance for these non-GAAP measures to the most closely related GAAP measures.

In millions	Actual		Guidance
	Three Months Ended
	March 31, 2013	March 31, 2012	Three Months Ended June 30, 2013	Year Ended December 31, 2013
GAAP Net Income	$22.4	$10.0	$31.5	$144.0
Adjustments:
Amortization	11.2	11.3	11.0	45.0
Depreciation and stock-based compensation expense	6.8	5.7	7.5	30.0
Change in acquisition-related contingent consideration	2.5	—	—	2.5
Interest expense	15.3	8.8	15.5	62.0
Loss on extinguishment of debt	—	14.4	—	—
Interest and other income	—	(3.9)	(1.0)	(3.0)
Income tax expense	11.5	9.2	20.0	87.5

EBITDA	$69.7	$55.5	$84.5	$368.0
Adjustments:
Cash interest expense	(5.1)	(3.6)	(5.0)	(21.0)
Interest and other income	—	0.2	0.5	3.0
Adjusted income tax expense	(24.5)	(21.4)	(30.0)	(135.0)

Adjusted Non-GAAP Net Income	$40.1	$30.7	$50.0	$215.0

Adjusted Non-GAAP Net Income per share, fully diluted	$0.63	$0.46	$0.78	$3.37

Cash and cash equivalents were $960.3 million as of March 31, 2013.

Adam Derbyshire, Executive Vice President and Chief Financial Officer, stated, “XIFAXAN 550 mg continued to perform well during the first quarter of 2013. During the quarter our XIFAXAN 550 mg prescription business demonstrated impressive growth of 26% compared to the first quarter of 2012. APRISO also demonstrated strong prescription year-over-year growth of 11% for the first quarter of 2013 compared to the first quarter of 2012. RELISTOR prescriptions increased 52% year-over-year for the first quarter of 2013 compared to the first quarter of 2012.

“We continue to believe total Company product revenue for 2013 will be approximately $920 million, representing 25% growth over 2012 revenue. We believe we will be able to generate EBITDA for 2013 of approximately $368 million, representing 55% growth over 2012 EBITDA. Net income on a non-GAAP basis for 2013 should be approximately $215 million, or $3.37 per share, fully diluted for the full year ending December 31, 2013. For the full year ending December 31, 2013, adjusted non-GAAP net income with income taxes provided on a cash basis should be approximately $250 million, or $3.93 per share, fully diluted.

“The current annualized run rates, based on dollarizing the March 2013 prescription data for XIFAXAN, MOVIPREP/OSMOPREP, APRISO, RELISTOR and our ’other products’, are approximately $572 million, $111 million, $93 million, $44 million, and $47 million, respectively. In line with the full year 2013 guidance provided above, for the second quarter of 2013 we anticipate total Company product revenue should be approximately $228.0 million and EBITDA of approximately $84.5 million. Adjusted net income on a non-GAAP basis for the second quarter should be approximately $50 million, or $0.78 per share, fully diluted. For the three-month period ending June 30, 2013, adjusted non-GAAP net income with income taxes provided on a cash basis should be approximately $57 million, or $0.89 per share, fully diluted.”

Carolyn Logan, President and Chief Executive Officer, stated, “During the first quarter we also progressed in our commercialization efforts for SOLESTA®and FULYZAQ™. We continued to introduce SOLESTA, our non-surgical, in-office procedure that requires no anesthesia, to physicians as an option to treat fecal incontinence in their adult patients who have failed conservative therapy. Additionally, The Centers for Medicare and Medicaid Services (CMS) issued SOLESTA a reimbursement code, C9735, effective April 1, 2013, that should facilitate reimbursement in the hospital outpatient department setting. FULYZAQ is our first-in-class, oral, botanical, anti-diarrheal approved for the symptomatic relief of non-infectious diarrhea in adult patients with human immunodeficiency virus (HIV)/acquired immune deficiency syndrome (AIDS) on anti-retroviral therapy (ART). During the first quarter we hired HIV therapeutic specialists to complement our specialty sales force, trained our sales force and completed other pre-launch activities in preparation for launch. Additionally, we continued working with the FDA to finalize the release specifications after which we plan to distribute FULYZAQ to the market. We are hopeful that this will take place in the very near future, and we stand ready to expedite the commercial launch of FULYZAQ. We look forward to leveraging our expertise in gastrointestinal medicine in order to effectively deliver this much-needed treatment to patients.

“With regard to RELISTOR (methylnaltrexone bromide) the Company continues to work with the FDA to generate a reasonable path forward that can be agreed upon by both parties for the further development and regulatory review of RELISTOR injection for subcutaneous use for the treatment of opioid-induced constipation (OIC) in adult patients with chronic, non-cancer pain. On July 27, 2012 the Company received from the FDA a Complete Response Letter requesting additional clinical data for our supplemental New Drug Application. We believe that the post-marketing, clinical and preclinical data currently available for RELISTOR are sufficient to permit the approval of the current sNDA. In an attempt to resolve this dispute, Salix has submitted an appeal to the FDA. The appeal process is intended to promote rapid resolution of scientific and procedural disputes that cannot be resolved at the division level. While it is not possible to definitively determine the duration of the appeal process, at this time we anticipate a path forward could be reached with the FDA during 2013. Before changing our plans for the development of RELISTOR to treat OIC in chronic, non-cancer pain, we intend to make every effort to gain approval for this expanded use of RELISTOR so that the relief RELISTOR has provided since 2008 to treat opioid-induced constipation in patients with advanced illness who are receiving palliative care, when response to laxative therapy has not been sufficient, can be extended to patients with chronic, non-cancer pain.

“The Company is conducting TARGET 3—a Phase 3 study to evaluate the efficacy and safety of repeat treatment with rifaximin 550 mg TID (three times daily) for 14 days in subjects with irritable bowel syndrome with diarrhea (IBS-D) who responded to an initial treatment course with rifaximin 550 mg TID for 14 days. During the first quarter of 2013 we continued to enroll subjects into the double-blind retreatment phase of the study. We continue to anticipate securing a FDA decision regarding approvability during mid 2014.

“Work continued during the quarter on the development of the extended intestinal release (EIR) formulation of rifaximin and the development of our next-generation formulation of rifaximin. The EIR formulation has been designed to provide an efficient delivery of rifaximin by releasing the active drug following passage through the stomach in order to provide a homogeneous distribution of rifaximin in the intestinal tract. We plan to study EIR rifaximin for its potential to target difficult to treat diseases of the intestinal tract such as Crohn’s disease. Together with our partner Alfa Wassermann, we have met with health authorities in the United States, United Kingdom, France and Germany to discuss the regulatory pathway for the use of EIR rifaximin as a potential treatment for Crohn’s disease. Currently the FDA is re-examining what endpoints should be considered in clinical trials designed to evaluate the efficacy of a potential treatment for Crohn’s disease. Salix is in discussions with the FDA and anticipates securing agreement on endpoints and initiating two Phase 3 trials during the second half of 2013 with the goal of securing FDA approval to market EIR rifaximin for the treatment of Crohn’s disease. With respect to our next generation formulation of rifaximin, we are targeting initiation of a Phase 2 dose-ranging study for the second quarter of 2013.

“During the first quarter of 2013 the Company also continued to make progress in the development of budesonide foam. We anticipate top-line data from our two budesonide foam Phase 3 trials by the end of May 2013. Currently we are targeting submission of the NDA for budesonide foam for the treatment of moderate ulcerative proctitis or proctosigmoiditis by the end of September 2013.

“Salix is built on a tremendous history of success – including the approval of nine New Drug Applications, the acquisition/licensing of 16 products and the establishment of a top-ranked specialty sales force since 2000. We are pleased to announce that in an independent study conducted by IMS, for 2012 gastroenterologists rated the Salix sales force number one with respect to impact, quality and familiarity. Our core business remains strong and continues to grow. Our portfolio of marketed products is complemented by our impressive pipeline of product candidates in development that should drive additional revenue growth over the long term as they are commercialized. Additionally, the Company continues to actively pursue additional product and acquisition opportunities to expand and broaden our product portfolio. We are extremely pleased with the success we have achieved to date, and we believe the Company is well-positioned to continue to succeed in our mission of being the leading specialty pharmaceutical company licensing, developing and marketing innovative products to healthcare professionals to prevent or treat gastrointestinal disorders.”

The Company will host a conference call at 5:00 p.m. ET, on Thursday, May 9, 2013. Interested parties can access the conference call by way of web cast or telephone. The live web cast will be available at www.salix.com. A replay of the web cast will be available at the same location. The telephone numbers to access the live conference call are (877) 756-4253 (U.S. and Canada) or (706) 902-2163 (international.) The telephone numbers to access the replay of the call are (855) 859-2056 or (800) 585-8367 (U.S. and Canada) or (404) 537-3406 (international). The access code for the replay is 55050396.

About XIFAXAN® (rifaximin) 550 mg tablets

Indication for XIFAXAN® 550 mg

XIFAXAN 550 mg is a rifamycin antibacterial indicated for reduction in risk of overt hepatic encephalopathy (HE) recurrence in patients > 18 years of age.

Important Safety Information for XIFAXAN® 550 mg

XIFAXAN (rifaximin) 550 mg tablets are contraindicated in patients with a hypersensitivity to rifaximin, any of the rifamycin antimicrobial agents, or any of the components in XIFAXAN. Hypersensitivity reactions have included exfoliative dermatitis, angioneurotic edema, and anaphylaxis.

Clostridium difficile-associated diarrhea (CDAD) has been reported with use of nearly all antibacterial agents, including XIFAXAN, and may range in severity from mild diarrhea to fatal colitis. Treatment with antibacterial agents alters the normal flora of the colon which may lead to overgrowth of C. difficile. If CDAD is suspected or confirmed, ongoing antibiotic use not directed against C. difficile may need to be discontinued.

There is increased systemic exposure in patients with more severe hepatic dysfunction. The clinical trials were limited to patients with MELD scores < 25. Therefore, caution should be exercised when administering XIFAXAN to patients with severe hepatic impairment (Child-Pugh C).

Based on animal data, XIFAXAN may cause fetal harm. Discontinue in nursing mothers after taking into account the importance of the drug to the mother.

The most common adverse reactions occurring in > 10% of patients and at a higher incidence than placebo in the clinical study were edema peripheral (15%), nausea (14%), dizziness (13%), fatigue (12%), and ascites (11%).

Xifaxan 550 mg is not available for sale outside the U.S.

Xifaxan 550 mg is licensed by Alfa Wassermann S.p.A. to Salix Pharmaceuticals, Inc.

About RELISTOR® (methylnaltrexone bromide) Subcutaneous Injection

Indication for RELISTOR® (methylnaltrexone bromide) Subcutaneous Injection

RELISTOR is indicated for the treatment of opioid-induced constipation in patients with advanced illness who are receiving palliative care, when response to laxative therapy has not been sufficient. Use of RELISTOR beyond four months has not been studied.

Important Safety Information for RELISTOR® (methylnaltrexone bromide) Subcutaneous Injection

RELISTOR® (methylnaltrexone bromide) Subcutaneous Injection is contraindicated in patients with known or suspected mechanical gastrointestinal obstruction.

If severe or persistent diarrhea occurs during treatment, advise patients to discontinue therapy with RELISTOR and consult their physician.

Rare cases of gastrointestinal (GI) perforation have been reported in advanced illness patients with conditions that may be associated with localized or diffuse reduction of structural integrity in the wall of the GI tract (i.e., cancer, peptic ulcer, Ogilvie’s syndrome). Perforations have involved varying regions of the GI tract (e.g., stomach, duodenum, and colon). Use RELISTOR with caution in patients with known or suspected lesions of the GI tract. Advise patients to discontinue therapy with RELISTOR and promptly notify their physician if they develop severe, persistent, and/or worsening abdominal symptoms.

Use of RELISTOR has not been studied in patients with peritoneal catheters.

Use of RELISTOR beyond four months has not been studied.

Safety and efficacy of RELISTOR have not been established in pediatric patients.

The most common adverse reactions reported with RELISTOR compared with placebo in clinical trials were abdominal pain (28.5%), flatulence (13.3%), nausea (11.5%), dizziness (7.3%), diarrhea (5.5%), and hyperhidrosis (6.7%).

RELISTOR is under license to Salix Pharmaceuticals from Progenics Pharmaceuticals.

About SOLESTA® (hyaluronic acid/dextranomer)

Indication for SOLESTA® (hyaluronic acid/dextranomer)

SOLESTA is indicated for the treatment of fecal incontinence in patients 18 years and older who have failed conservative therapy (e.g., diet, fiber therapy, anti-motility medications).

Important Safety Information for SOLESTA® (hyaluronic acid/dextranomer)

SOLESTA® (hyaluronic acid/dextranomer) is contraindicated in patients with active inflammatory bowel disease, immunodeficiency disorders or ongoing immunosuppressive therapy, previous radiation treatment to the pelvic area, significant mucosal or full thickness rectal prolapse, active anorectal conditions (including abscess, fissures, sepsis, bleeding, proctitis, or other infections) , anorectal atresia, tumors, or malformation, rectocele, rectal varices, presence of existing implant (other than SOLESTA) in anorectal region, or allergy to hyaluronic acid-based products.

SOLESTA must not be injected intravascularly as injection of SOLESTA into blood vessels may cause vascular occlusion. Injection in the midline of the anterior wall of the rectum should be avoided in men with an enlarged prostate.

SOLESTA should only be administered by physicians experienced in performing anorectal procedures and who have successfully completed a comprehensive training and certification program on the SOLESTA injection procedure.

The most common adverse reactions with SOLESTA (incidence >4%) in the clinical study were proctalgia, anorectal hemorrhage, injection site hemorrhage, pyrexia, injection site pain, diarrhea, and anorectal discomfort.

SOLESTA is under license from and manufactured by Q-Med AB for Salix Pharmaceuticals, Inc. SOLESTA is a registered trademark of Q-Med AB.

About FULYZAQ™ (crofelemer) delayed-release tablets

Indication for FULYZAQ™ (crofelemer) delayed-release tablets

FULYZAQ is an anti-diarrheal indicated for the symptomatic relief of non-infectious diarrhea in adult patients with HIV/AIDS on anti-retroviral therapy.

Important Safety Information for FULYZAQ™ (crofelemer) delayed-release tablets

FULYZAQ™ (crofelemer) delayed-release tablets should not be used for the treatment of infectious diarrhea. Rule out infectious etiologies of diarrhea before starting FULYZAQ. If infectious etiologies are not considered, and FULYZAQ is initiated based on a presumptive diagnosis of noninfectious diarrhea, then there is a risk that patients with infectious etiologies will not receive the appropriate treatments, and their disease may worsen.

Based on animal data, FULYZAQ may cause fetal harm. Safety and effectiveness of FULYZAQ have not been established in patients less than 18 years of age.

In clinical studies, the most common adverse reactions (occurring in >3% of patients and at a rate greater than placebo) were upper respiratory tract infection, bronchitis, cough, flatulence, and increased bilirubin.

Salix obtained rights to crofelemer from Napo Pharmaceuticals, Inc.

About Salix

Salix Pharmaceuticals, Ltd., headquartered in Raleigh, North Carolina, develops and markets prescription pharmaceutical products and medical devices for the prevention and treatment of gastrointestinal diseases. Salix’s strategy is to in-license late-stage or marketed proprietary therapeutic products, complete any required development and regulatory submission of these products, and market them through the Company’s gastroenterology specialty sales and marketing team.

Salix markets XIFAXAN® (rifaximin) tablets 200 mg and 550 mg, MOVIPREP® (PEG 3350, Sodium Sulfate, Sodium Chloride, Potassium Chloride, Sodium Ascorbate and Ascorbic Acid for Oral Solution), OSMOPREP® (sodium phosphate monobasic monohydrate, USP and sodium phosphate dibasic anhydrous, USP) Tablets, APRISO® (mesalamine) extended-release capsules 0.375 g, GIAZO™ (balsalazide disodium) tablets, COLAZAL® (balsalazide disodium) Capsules, METOZOLV® ODT (metoclopramide HCl), RELISTOR® (methylnaltrexone bromide) Subcutaneous Injection, FULYZAQ™ (crofelemer) delayed-release tablets, SOLESTA®, DEFLUX®, PEPCID® (famotidine) for Oral Suspension, DIURIL® (Chlorothiazide) Oral Suspension, AZASAN® (Azathioprine) Tablets, USP, 75/100 mg, ANUSOL-HC® 2.5% (Hydrocortisone Cream, USP), ANUSOL-HC® 25 mg Suppository (Hydrocortisone Acetate), PROCTOCORT® Cream (Hydrocortisone Cream, USP) 1% and PROCTOCORT® Suppository (Hydrocortisone Acetate Rectal Suppositories) 30 mg. Budesonide foam, RELISTOR® , LUMACAN™ and rifaximin for additional indications are under development.

For full prescribing information and important safety information on Salix products, including BOXED WARNINGS for OSMOPREP, AZASAN and METOZOLV, please visit www.salix.com where the Company promptly posts press releases, SEC filings and other important information or contact the Company at 919 862-1000.

Salix trades on the NASDAQ Global Select Market under the ticker symbol “SLXP”.

For more information, please visit our Website at www.salix.com or contact the Company at 919-862-1000. Follow us on Twitter (@SalixPharma) and Facebook (www.facebook.com/SalixPharma). Information on our Twitter feed, Facebook page and web site is not incorporated in our SEC filings.

###

Please Note: The materials provided herein contain projections and other forward–looking statements regarding future events. Such statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include, among others: the unpredictability of the duration and results of regulatory review of New Drug Applications and Investigational NDAs; generic and other competition in an increasingly global industry; litigation and the possible impairment of, or inability to obtain, intellectual property rights and the costs of obtaining such rights from third parties in an increasingly global industry; the cost, timing and results of clinical trials and other development activities involving pharmaceutical products; post-marketing approval regulation, including the ongoing Department of Justice investigation of our marketing practices; market acceptance for approved products; revenue recognition and other critical accounting policies; and the need to acquire new products. The reader is referred to the documents that the Company files from time to time with the Securities and Exchange Commission.

Salix Pharmaceuticals, Ltd.

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

	Three Months Ended
	March 31, 2013 (unaudited)	March 31, 2012 (unaudited)
Revenues:
Net product revenues	$202,601	$171,133

Costs and Expenses:
Cost of products sold	33,072	34,190
Amortization of product rights and intangible assets	11,167	11,345
Research and development	30,316	26,701
Selling, general and administrative	76,272	60,444
Change in acquisition-related contingent consideration	2,500	—

Total costs and expenses	153,327	132,680
Income from operations	49,274	38,453
Loss on extinguishment of debt	—	(14,369)
Interest expense	(15,330)	(8,814)
Interest and other income	15	3,893

Income before income tax	33,959	19,163
Income tax expense	11,518	9,210

Net Income	$22,441	$9,953

Income per share, basic	$0.37	$0.17

Income per share, diluted	$0.35	$0.15

Shares used in computing net income per share, basic	61,145	59,143

Shares used in computing net income per share, diluted	63,420	66,304

Salix Pharmaceuticals, Ltd.

Condensed Consolidated Balance Sheets

(In thousands)

	March 31, 2013 (unaudited)	December 31, 2012
Assets
Cash and cash equivalents	$960,286	$751,006
Accounts receivable, net	111,522	268,239
Inventory	108,732	90,533
Other assets	754,876	765,006

Total Assets	$1,935,416	$1,874,784

Liabilities and Stockholders’ Equity
Accounts payable and other liabilities	$1,348,734	$1,314,283

Total liabilities	1,348,734	1,314,283
Common stock	61	61
Additional paid-in-capital	636,040	631,364
Other comprehensive loss	(480)	456
Accumulated deficit	(48,939)	(71,380)

Total stockholders’ equity	586,682	560,501

Total Liabilities and Stockholders’ Equity	$1,935,416	$1,874,784